UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2015

Advanced Drainage Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36557	51-0105665
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4640 Trueman Boulevard, Hilliard, Ohio 43026	43026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 658-0050

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal Year 2015 Annual Cash Incentive Plan Awards

On May 5, 2015 the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Advanced Drainage Systems, Inc. (the “Company”) recommended and approved, and on May 6, 2015 the Board ratified and approved, the award of cash bonuses to each of the named executive officers (each, an “NEO”) of the Company for the fiscal year ended March 31, 2015, pursuant to the Company’s previously adopted Annual Cash Incentive Plan. The NEOs include Joseph A. Chlapaty, Chairman of the Board, President and Chief Executive Officer, Mark B. Sturgeon, Executive Vice President, Chief Financial Officer, Secretary and Treasurer, Thomas M. Fussner, Executive Vice President and Co-Chief Operating Officer, Ronald R. Vitarelli, Executive Vice President and Co-Chief Operating Officer and Robert M. Klein, Executive Vice President, Sales.

The Board and the Committee based their determinations on a review of previously established performance measures related to the Company’s financial performance (15% weighted for net sales, 55% weighted for Adjusted EBITDA and 10% weighted for average quarterly debt balance), as well as individual performance measures based upon the performance of the NEO as compared to the NEO’s annual performance objectives, weighted at 20%. The bonus amounts awarded were consistent with the performance measures and percentage weights established under the plan for fiscal year 2015. The amounts awarded for fiscal year 2015 are as follows: Joseph A. Chlapaty, $500,000, Mark B. Sturgeon $155,000, Thomas M. Fussner, $170,000, Ronald R. Vitarelli, $150,000, and Robert M. Klein, $125,000.

Fiscal Year 2016 Base Salary and Cash Incentive Design

The Board and the Committee also approved base salary adjustments for each of the NEOs for fiscal year 2016. The Board and the Committee based their determinations on a review of each NEO’s position and responsibility and on available market data. The base salaries established for fiscal year 2016, to be effective as of May 1, 2015, are as follows: Mr. Chlapaty, $550,000; Mr. Sturgeon, $320,000, Mr. Fussner, $335,000, Mr. Vitarelli, $310,000 and Mr. Klein, $290,000.

The Board and the Committee also approved the Company’s annual performance measures, weights and minimum, target and maximum amounts for the Annual Cash Incentive Plan for fiscal year 2016. The Cash Incentive Plan provides annual cash incentive compensation opportunities based on the same category of performance measures utilized for fiscal year 2015, as follows:

•	Total Net Sales — net sales as reflected in the Company’s financial statements.

•	Adjusted EBITDA — EBITDA before stock based compensation expense, non-cash charges and certain other expenses.

•	Average Quarterly Debt Balance — average quarter-end long-term debt.

•	Individual Goal Achievement — performance of the executives versus their respective annual performance objectives.

For fiscal year 2016, 55% of the incentive award is based upon the achievement of certain levels of Adjusted EBITDA, 15% is based upon achieving certain levels of net sales, 10% is based upon certain levels of average quarterly debt balances and 20% is based upon attainment of certain individual performance goals. The foregoing percentages are then multiplied by the NEO’s target percentage of annual base salary to arrive at the target amounts. The Cash Incentive Plan includes a funding trigger that requires the achievement of the established minimum threshold performance level for Adjusted EBITDA in order for any potential payout based on the Total Net Sales, Average Quarterly Debt Balance or Individual Goal Achievement measures.

For the Adjusted EBITDA, Total Net Sales and Average Quarterly Debt Balance performance measures, the payouts will range from 50% of target for minimum performance, 100% of target for target performance, and 250% of target for maximum performance, for fiscal year 2016. Payout percentages for performance between the minimum performance goal and the maximum performance goal are determined using linear interpolation.

In making award determinations under the Cash Incentive Plan, the Board and the Committee will have the authority and discretion to take into consideration the impact of other factors or events that affected the Company’s business during the fiscal year and adjust any payout awards accordingly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED DRAINAGE SYSTEMS, INC.

Date: May 11, 2015	By:	/s/ Mark B. Sturgeon
	Name:	Mark B. Sturgeon
	Title:	EVP, CFO, Secretary & Treasurer